EXHIBIT 99.1

INVESTOR CONTACT:	A. Ernest Whiton
Chief Financial Officer
ZOLL Medical Corporation
+1 (978) 421-9655

FOR IMMEDIATE RELEASE

ZOLL MEDICAL APPOINTS NEW INDEPENDENT AUDITORS

CHELMSFORD, MASS., June 23, 2008—ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and related software solutions, announced today that its Audit Committee had acted to change ZOLL’s independent registered public accounting firm from Ernst & Young LLP to BDO Seidman, LLP.

Richard A. Packer, ZOLL’s President and Chief Executive Officer, stated, “Ernst & Young served as ZOLL’s independent registered public accounting firm since 1984, and provided ZOLL with dedicated professional service. However, after a thorough review, we concluded that BDO Seidman would be a better match for servicing ZOLL’s needs, given ZOLL’s relative size and scope, on an economic basis. We believe that this change is in the best interests of ZOLL and its stockholders and we look forward to creating a successful relationship with BDO Seidman.”

BDO Seidman will serve as ZOLL’s independent registered public accounting firm for the fiscal year ending September 28, 2008.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies, including Real CPR Help® and See-Thru CPR®, that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. 2008 marks the 25th anniversary of ZOLL’s resuscitation product development. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the future business of the Company, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2008. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

©2008 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105